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                                                                       EXHIBIT 2

     SECOND CO-SALE AGREEMENT ("Agreement"), dated as of March 31, 2006, among Arthur J. Steinberg, not individually but solely in his capacity as receiver (the "Northshore Receiver") of Northshore Asset Management, LLC, a Delaware limited liability company ("Northshore") and certain related entities, including NSCT, LLC, and the Connecticut Banking Commissioner John P. Burke, not individually but solely in his capacity as receiver (the "Circle Receiver") of Circle Trust Company, a Connecticut state chartered trust bank ("Circle").

     WHEREAS, each of the Northshore Receiver and the Circle Receiver purport to beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) certain shares of common stock, no par value, of Startech Environmental Corporation ("Startech Shares").

     WHEREAS, the Northshore Receiver has asserted that the Northshore Receiver is entitled to the Startech Shares purported by the Circle Receiver to be beneficially owned thereby, and the Circle Receiver disputes that assertion.

     WHEREAS, the parties hereto wish to enter into certain agreements with respect to the disposition of the Startech Shares.

     NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements herein made, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. The Northshore Receiver shall be permitted to explore sales of Startech Shares on behalf of both the Northshore Receiver and the Circle Receiver.

     2. During the term of this Agreement, the Circle Receiver shall not, and shall cause Circle not to, sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of (collectively, "Transfer") any Startech Shares, without the prior written consent of the Northshore Receiver.

     3. During the term of this Agreement, the Northshore Receiver shall not Transfer any Startech Shares without the prior written consent of the Circle Receiver; provided, however, that the Northshore Receiver may sell Startech Shares without the prior written consent of the Circle Receiver if the Northshore Receiver complies with the following provisions of this paragraph. In the event the Northshore Receiver proposes to sell any Startech Shares (a "Proposed Sale"), the Northshore Receiver shall deliver a written notice (a "Proposed Sale Notice") to the Circle Receiver setting forth the number of Startech Shares proposed to be sold by the Northshore Receiver, the price per share to be paid in the Proposed Sale and the other principal terms of the transaction. The Circle Receiver shall be permitted to sell 20.80563% of the Startech Shares proposed to be sold in the Proposed Sale (which for this purpose shall include the Startech Shares proposed to be sold by the Circle Receiver), on substantially the same terms and conditions applicable to the Northshore Receiver, if the Circle Receiver delivers written notice to the Northshore Receiver electing to do so within three (3) days following delivery of the Proposed Sale Notice by the Northshore Receiver. To the extent the terms of any Proposed Sale permit the sellers to elect to defer the sale of some amount of Startech Shares to a

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later time or elect to have a "put right" with respect to some amount of the
Startech Shares, the Circle Receiver and the Northshore Receiver shall not be required to exercise such election on a pro rata basis in order for the sale by the Circle Receiver to be deemed made on substantially the same terms and conditions applicable to the Northshore Receiver. In the event the Circle Receiver does not deliver written notice to the Northshore Receiver electing to participate in the Proposed Sale within three (3) days following delivery of the Proposed Sale Notice by the Northshore Receiver or otherwise declines to participate in the Proposed Sale, the Circle Receiver shall be deemed to have waived all of its rights with respect to such Proposed Sale, and the Northshore Receiver shall thereafter be entitled to effect the Proposed Sale on terms no more favorable to the Northshore Receiver than those set forth in the Proposed Sale Notice, without any obligation to the Circle Receiver. Nothing contained herein shall obligate the Northshore Receiver to consummate a Proposed Sale following delivery of a Proposed Sale Notice.

     4. In the event the Circle Receiver elects to participate in a Proposed Sale in accordance with paragraph 3, it shall take all actions necessary to consummate the sale of the Startech Shares purported to be beneficially owned thereby to be included in the Proposed Sale, including, without limitation, using its best efforts to obtain any court or other approval required for the Proposed Sale as promptly as practicable, promptly delivering certificates representing such shares and executing and delivering such documents and instruments necessary to consummate the Proposed Sale.

     5. In the event the Circle Receiver participates in a Proposed Sale, the proceeds for the Startech Shares purported to be sold by the Circle Receiver in such Proposed Sale shall be placed into escrow with an escrow agent to be agreed upon by the parties, to be held in escrow pending determination as to who is entitled to such proceeds, either by settlement of the parties, judicial determination or otherwise.

     6. The Circle Receiver represents and warrants that the Circle Receiver believes that the Circle Receiver owns 1,000,000 Startech Shares, and (subject to the receipt of an order of the Superior Court of the Judicial District of Hartford County in Connecticut) has the power to dispose of such shares.

     7. The Northshore Receiver represents and warrants that the Northshore Receiver beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) 3,806,391 Startech Shares (excluding the Startech Shares described in the immediately following sentence) and (subject to the receipt of an order of the United States District Court for the Southern District of New York) has the power to dispose of such shares. The Northshore Receiver also believes that the Northshore Receiver has warrants (the "Northshore Warrants") to purchase 132,744 Startech Shares (the "Northshore Warrant Shares") pursuant to the Warrant Agreement attached as Exhibit 3 to Amendment No. 5 to the Schedule 13D filed by the Northshore Receiver and the Circle Receiver on January 5, 2006; the Northshore Receiver is currently in the process of confirming whether the Northshore Warrants have been exercised and whether the Northshore Receiver beneficially owns the Startech Shares purchaseable thereunder. The Northshore Receiver also believes that the Northshore Receiver is entitled to the 1,000,000 Startech Shares referenced in paragraph 6.


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     8. Notwithstanding anything contained herein to the contrary, the
Northshore Receiver and the Circle Receiver agree and acknowledge that the Northshore Warrants and the Northshore Warrant Shares are not subject to the terms of this Agreement.

     9. This Agreement shall terminate on April 30, 2006, unless extended by written agreement of the parties hereto; provided, however, that in the event the Northshore Receiver has entered into an agreement to sell Startech Shares in which the Circle Receiver has elected to participate pursuant to paragraph 3 prior to April 30, 2006, but the sale has not been consummated by that date because the requisite court or other approvals have not yet been obtained, this Agreement shall be extended until the earlier of (i) the date such sale is consummated or the agreement covering such sale is terminated and (ii) May 31, 2006; provided, further, that paragraphs 4 and 5 hereof shall survive the termination of this Agreement. Following the termination of this Agreement, neither the Circle Receiver nor the Northshore Receiver shall thereafter be subject to the restrictions on Transfer contained, respectively, in paragraphs 2 and 3 hereof.

     10. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        /s/ Arthur J. Steinberg
                                        ----------------------------------------
                                        ARTHUR J. STEINBERG, NOT INDIVIDUALLY
                                        BUT SOLELY IN HIS CAPACITY AS RECEIVER
                                        OF NORTHSHORE ASSET MANAGEMENT, LLC AND
                                        RELATED ENTITIES

                                        /s/ John P. Burke
                                        ----------------------------------------
                                        CONNECTICUT BANKING COMMISSIONER JOHN P.
                                        BURKE, NOT INDIVIDUALLY BUT SOLELY IN
                                        HIS CAPACITY AS RECEIVER OF CIRCLE TRUST
                                        COMPANY